EXHIBIT 8.3

RP® FINANCIAL, LC. Financial Services Industry Consultants

October 6, 2008

Board of Directors
1st Security Bancorp, Inc.
1st Security Bank of Washington
6920 220th Street, SW, Suite 200
Mountlake Terrace, Washington  98043

Re:        Plan of Conversion
1st Security Bancorp, Inc.
1st Security Bank of Washington

Members of the Board of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the “Plan”) adopted by the Board of Directors of  1st Security Bank of Washington, Mountlake Terrace, Washington ("1st Security" or the "Bank”).  Pursuant to the plan of conversion, the Bank will convert from mutual to stock form and issue all of the Bank’s outstanding capital stock to 1st Security Bancorp, Inc. (the “Company”).  Simultaneously, the Company will offer shares of its common stock for sale in a public offering.

We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in the Company are to be issued to: (1) the Bank’s Eligible Account Holders; (2) Tax Qualified Employee Stock Benefit Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members.  Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

(1)	the subscription rights will have no ascertainable market value; and

(2)	the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company’s value alone.  Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

Sincerely,

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 www.rpfinancial.com E-Mail: mail@rpfinancial.com